Rob Perez Joins Flex Pharma’s Board of Directors
-Former Cubist CEO-

September 8, 2015

Boston, MA – Flex Pharma, Inc. (NASDAQ: FLKS), a biotechnology company that is developing innovative and proprietary treatments for exercise-associated muscle cramps, nocturnal leg cramps, and spasms associated with severe neuromuscular conditions, today announced that Robert J. Perez, former Chief Executive Officer of Cubist Pharmaceuticals, Inc., has joined its Board of Directors.

Mr. Perez joined Cubist in 2003, as Senior Vice President, Sales and Marketing and led the launch of Cubicin® (daptomycin for injection). He served as Executive Vice President and Chief Operating Officer (COO) for the company from 2007 to 2012 and President and COO from 2012 to 2014. Prior to joining Cubist, he served as Vice President of Biogen, Inc.’s CNS Business Unit from 2001 to 2003, where he was responsible for commercial leadership of an $800 million neurology business unit and from 1995 to 2001, held positions of increasing responsibility within the commercial organization. Mr. Perez serves on the Board of Directors of AMAG Pharmaceuticals (NASDAQ: AMAG) and Cidara Therapeutics (NASDAQ: CDTX). He is a member of the Board of Trustees of the Dana-Farber Cancer Institute, Inc., the Board of Advisors of the Citizen School of Massachusetts and a Board member of the Biomedical Science Careers Program aimed at increasing the quality of a diverse workforce for the life sciences. Mr. Perez received a B.S. in business from California State University, Los Angeles and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles.

“With significant growth opportunities for both the consumer and pharmaceutical arms of the business, I am excited to join the Flex Pharma Board since the Company is uniquely positioned to help a wide range of individuals - from athletes to patients - who suffer from cramps and spasms,” said Rob Perez.

“I’ve long admired Rob as a thought leader in the biotech community and we are gratified to have his experience successfully transforming a pre-commercial biotechnology company into a commercial organization as Flex Pharma grows to become a leading neuromuscular company,” commented Christoph Westphal, M.D., Ph.D., Chairman and Chief Executive Officer of Flex Pharma.

Also on the Board of Directors of Flex Pharma are Rod MacKinnon, M.D., Nobel Laureate and scientific co-founder; John Sculley, former Apple CEO and PepsiCo CEO; Peter Barton Hutt, former General Counsel of the U.S. Food and Drug

Administration; Marc Kozin, Senior Advisor to L.E.K. Consulting; Stuart Randle, former CEO of GI Dynamics; Jeffrey Capello, former CFO of Ortho-Clinical Diagnostics and Boston Scientific; and Dr. Westphal, Chairman and Chief Executive Officer of Flex Pharma.
About Flex Pharma
Flex Pharma, Inc. is a biotechnology company that is developing innovative and proprietary treatments for exercise-associated muscle cramps, nocturnal leg cramps, and spasms associated with severe neuromuscular conditions. In three randomized, blinded, placebo-controlled, cross-over studies, Flex Pharma's proprietary treatment has shown a statistically significant reduction in the intensity of muscle cramps in healthy normal volunteers.

Flex Pharma was founded by National Academy of Sciences members Rod MacKinnon, M.D. (2003 Nobel Laureate), and Bruce Bean, Ph.D., recognized leaders in the fields of ion channels and neurobiology, along with Chairman and Chief Executive Officer Christoph Westphal, M.D., Ph.D.

Individuals can follow the Company on twitter (@flexpharma) and the Company's website (http://ir.flex-pharma.com/) to see the latest progress of the Company's pre-launch activities for its consumer product to prevent and treat exercise-associated muscle cramps.

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Contact:
Elizabeth Woo
SVP, Investor Relations & Corporate Communications
Flex Pharma, Inc.
irdept@flex-pharma.com
617-874-1829